UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*


                          Emisphere Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   291345 10 6
                   ------------------------------------------
                                 (CUSIP Number)


                                 March 23, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

|_| Rule13d-1(b)
|X| Rule13d-1(c)
|_| Rule13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------                                     ---------------------
CUSIP No. 291345 10 6                    13G                   Page 2 of 5 Pages
----------------------                                     ---------------------

-------------- -----------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
               -----------------------------------------------------------------

               Versant Capital Management LLC
-------------- -----------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) |_|
                                                                      (b) |_|
-------------- -----------------------------------------------------------------
      3        SEC USE ONLY

-------------- -----------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
-------------- -----------------------------------------------------------------
                NUMBER OF                      5      SOLE VOTING POWER
                 SHARES
              BENEFICIALLY                            1,075,000
                OWNED BY
                  EACH
                REPORTING
               PERSON WITH
------------------------------------------ ---------- --------------------------
                                               6      SHARED VOTING POWER

                                                      Not Applicable
------------------------------------------ ---------- --------------------------
                                               7      SOLE DISPOSITIVE POWER

                                                      1,075,000
------------------------------------------ ---------- --------------------------
                                               8      SHARED DISPOSITIVE POWER

                                                      Not applicable
-------------- -----------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,075,000
-------------- -----------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                              |_|
               *
-------------- -----------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               5.9%
-------------- -----------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

               OO
-------------- -----------------------------------------------------------------

----------------------                                     ---------------------
CUSIP No. 291345 10 6                    13G                   Page 3 of 5 Pages
----------------------                                     ---------------------

ITEM 1(a). Name of Issuer:

           Emisphere Technologies, Inc.

ITEM 1(b). Address of Issuer's Principal Executive Offices:

           765 Old Saw Mill River Road
           Tarrytown, New York 10591

ITEM 2(a). Name of Person Filing:

           Versant Capital Management LLC

ITEM 2(b). Address of Principal Business Office or, if None, Residence:

           The principal  business address of Versant Capital  Management
LLC is:

           45 Rockefeller Plaza
           Suite 2074
           New York, New York 10111

ITEM 2(c). Citizenship:

           Delaware.

ITEM 2(d). Title of Class of Securities:

           Common Stock, $.01 par value per share (the "Common Stock").

ITEM 2(e). CUSIP Number:

           291345 10 6

ITEM 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

           (a)  |_|  Broker  or  Dealer  registered  under  Section  15  of  the
                     Exchange Act.
           (b)  |_|  Bank as defined in section 3(a)(6) of the Exchange Act.
           (c)  |_|  Insurance  Company as defined  in section  3(a)(19)  of the
                     Exchange Act.
           (d)  |_|  Investment  Company  registered  under  section  8  of  the
                     Investment Company Act.
           (e)  |_|  An   investment    advisor   in   accordance    with   Rule
                     13d-1(b)(1)(ii)(E);
           (f)  |_|  An employee  benefit plan or endowment  fund in  accordance with Rule 13d-1(b)(1)(ii)(F);
           (g)  |_|  A parent  holding  company or control  person in accordance with Rule 13d-1(b)(1)(ii)(G);
           (h)  |_|  A savings  association  as defined  in Section  3(b) of the
                     Federal Deposit Insurance Act;
           (i)  |_|  A church plan that is excluded  from the  definition  of an investment company under section 3(c)(14) of the Investment
                     Company Act;
           (j)  |_|  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

           If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

----------------------                                     ---------------------
CUSIP No. 291345 10 6                    13G                   Page 4 of 5 Pages
----------------------                                     ---------------------

ITEM 4.    Ownership.

           (a) Amount beneficially owned:

               On March 23, 2004, Versant Capital Management LLC owned 923,820 shares of outstanding Common Stock, or 5.1% of the outstanding Common Stock, based on 18,312,150 shares outstanding on March 15, 2004. Versant Capital Management LLC has subsequently purchased an additional 151,180 shares and, as of April 12, 2004, owns an aggregate of 1,075,000 shares of outstanding Common Stock.

           (b) Percent of class:

               5.9%, based upon 18,312,150 shares outstanding on March 15, 2004.

           (c) Number of shares as to which such person has:

               (i)   Sole power to vote or direct the vote:

                     1,075,000

               (ii)  Shared power to vote or direct the vote:

                     Not Applicable.

               (iii) Sole power to dispose or to direct the disposition of:

                     1,075,000

               (iv)  Shared power to dispose or to direct the disposition of:

                     Not Applicable.

ITEM 5.    Ownership of Five Percent or Less of a Class.

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|

ITEM 6.    Ownership of More than Five Percent on Behalf of Another Person.

           Not Applicable.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

           Not Applicable.

ITEM 8.    Identification and Classification of Members of the Group.

           Not Applicable.

ITEM 9.    Notice of Dissolution of Group.

           Not Applicable.

ITEM 10.   Certification

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

----------------------                                     ---------------------
CUSIP No. 291345 10 6                    13G                   Page 5 of 5 Pages
----------------------                                     ---------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                        April 12, 2004
                                            ------------------------------------
                                                            (Date)



                                            VERSANT CAPITAL MANAGEMENT LLC


                                            By:   /s/ Herriot Tabuteau
                                              ----------------------------------
                                              Name:  Herriot Tabuteau
                                              Title: Managing Member